April 29, 2005

Dear Stockholder:

You are cordially invited to attend the 2005 Annual Meeting of Stockholders of Rome Bancorp, Inc., the holding company for The Rome Savings Bank (the "Rome Savings"), which will be held on June 1, 2005 at 6:00 p.m., local time, at the main office of Rome Savings at 100 W. Dominick Street, Rome, New York, 13440-5810 (the "Annual Meeting").

The attached Notice of Annual Meeting and Proxy Statement describe the formal business that we will transact at the Annual Meeting. In addition to the formal items of business, management will report on the operations and activities of Rome Bancorp and Rome Savings and you will have an opportunity to ask questions.

The Board of Directors of Rome Bancorp has determined that an affirmative vote on each matter to be considered at the Annual Meeting is in the best interests of Rome Bancorp and its stockholders and unanimously recommends a vote "FOR" each of these matters.

Please complete, sign and return the enclosed proxy card promptly, whether or not you plan to attend the Annual Meeting. Your vote is important regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person at the Annual Meeting but will assure that your vote is counted if you cannot attend.

On behalf of the Board of Directors and the employees of Rome Bancorp and Rome Savings, we thank you for your continued support and look forward to seeing you at the Annual Meeting.

Sincerely yours,

Charles M. Sprock

Chairman, President and Chief Executive Officer

Rome Bancorp, Inc.

100 W. Dominick Street

Rome, New York 13440-5810

Notice of Annual Meeting of Stockholders

Date:	Wednesday, June 1, 2005
Time:	6:00 p.m., local time
Place:	The Rome Savings Bank 100 W. Dominick Street Rome, New York 13440-5810

At our 2005 Annual Meeting, we will ask you to:

1. Elect three directors to serve for a three-year term to expire at the 2008 Annual Meeting. Kirk B. Hinman, Charles M. Sprock and Michael J. Valentine are the Board of Directors' nominees;

2. Ratify the appointment of Crowe Chizek and Company LLC as our independent auditors for the fiscal year ending December 31, 2005; and

3. Transact any other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

You may vote at the Annual Meeting if you were a stockholder of Rome Bancorp at the close of business on April 15, 2005, the record date.

By Order of the Board of Directors,

Marion C. Scoville

Corporate Secretary

Rome, New York

April 29, 2005

You are cordially invited to attend the Annual Meeting. It is important that your shares be represented regardless of the number of shares you own. The Board of Directors urges you to sign, date and mark the enclosed proxy card promptly and return it in the enclosed envelope. Returning the proxy card will not prevent you from voting in person if you attend the Annual Meeting.

GENERAL INFORMATION

Company

On November 11, 2004, the Board of Directors of Rome Bancorp, Rome, MHC and Rome Savings adopted a Plan of Conversion and Agreement of Reorganization, which was subsequently amended and restated on December 7, 2004 (the "Plan"). Pursuant to the terms of the Plan, Rome, MHC undertook a "second-step conversion" by which it became a stock form holding company for Rome Savings. The ownership interest in Rome Bancorp previously held by Rome, MHC was sold to the public. Each share of Rome Bancorp issued and outstanding at the closing of the conversion and stock offering was exchanged for 2.26784 shares of stock of New Rome Bancorp, Inc. whose name was changed to "Rome Bancorp" concurrently with the closing of the conversion and stock offering. The Rome Bancorp, Inc., that was a Delaware corporation prior to and up until the closing of the conversion has been replaced and superseded by Rome Bancorp, Inc., a Delaware corporation (incorporated as New Rome Bancorp, Inc. on December 7, 2004.) Your rights as a stockholder of Rome Bancorp are identical to what they were prior to the conversion and stock offering. The difference in effect is that Rome Bancorp is now 100% owned by public stockholders. Rome, MHC no longer exists. Therefore, as you vote this year, your vote is very important. Proposals that were determined in prior years by Rome, MHC as the holder of the majority of the issued and outstanding shares of Rome Bancorp, will no longer be so determined.

General

We have sent you this Proxy Statement and enclosed proxy card because the Board of Directors is soliciting your proxy to vote at the Annual Meeting. This Proxy Statement summarizes the information you will need to know to cast an informed vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. You may simply complete, sign and return the enclosed proxy card and your votes will be cast for you at the Annual Meeting. This process is described below in the section entitled "Voting Rights."

We began mailing this Proxy Statement, the Notice of Annual Meeting and the enclosed proxy card on or about April 29, 2005 to all stockholders entitled to vote. If you owned common stock of Rome Bancorp at the close of business on April 15, 2005 (the "Record Date"), you are entitled to vote at the Annual Meeting. On the Record Date, there were 9,642,246 shares of common stock outstanding.

Quorum

A quorum of stockholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of the outstanding shares of common stock entitled to vote are represented in person or by proxy at the Annual Meeting, a quorum will exist. We will include proxies marked as abstentions and broker non-votes to determine the number of shares present at the Annual Meeting.

Voting Rights

You are entitled to one vote at the Annual Meeting for each share of the common stock of Rome Bancorp that you owned as of record at the close of business on the Record Date. The number of shares you own (and may vote) is listed at the top of the back of the proxy card.

You may vote your shares at the Annual Meeting in person or by proxy. To vote in person, you must attend the Annual Meeting and obtain and submit a ballot, which we will provide to you at the Annual Meeting. To vote by proxy, you must complete, sign and return the enclosed proxy card. If you properly complete your proxy card and send it to us in time to vote, your "proxy" (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares "FOR" each of the proposals identified in the Notice of the Annual Meeting.

If any other matter is presented, your proxy will vote the shares represented by all properly executed proxies on such matters as a majority of the Board of Directors determines. As of the date of this Proxy Statement, we know of no other matters that may be presented at the Annual Meeting, other than those listed in the Notice of the Annual Meeting.

Vote Required

For the election of directors under Proposal 1, the nominees who receive the most votes will be elected. Under this voting standard, a failure to vote or an indication of "WITHHOLD AUTHORITY" on your proxy card with respect to any nominee will not count "FOR" or "AGAINST" that nominee. A broker non-vote will have no effect on the outcome of this proposal because only a plurality of votes cast is required to elect a director. You may not vote your shares cumulatively for the election of directors.

In order to implement Proposal 2, we must obtain the affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal. Under this voting standard, shares as to which the "ABSTAIN" box has been selected on the proxy card will count as shares represented and entitled to vote and will be treated as votes "AGAINST" a proposal. Shares for which no vote is cast with respect to a proposal will be treated as shares that are not represented and will have no effect on the outcome of the vote for that proposal. A broker non-vote with respect to this proposal will be treated as shares that are not represented and will have no effect on the outcome of that proposal.

Confidential Voting Policy

Rome Bancorp maintains a policy of keeping stockholder votes confidential. We only let our Inspector of Election and certain employees of our independent tabulating agent examine the voting materials. We will not disclose your vote to management unless it is necessary to meet legal requirements. Our independent tabulating agent will, however, forward any written comments that you may have to management.

Revoking Your Proxy

You may revoke your proxy at any time before it is exercised by:

    filing with the Corporate Secretary a letter revoking the proxy;

    submitting another signed proxy with a later date; or

    attending the Annual Meeting and voting in person, provided you file a written revocation with the Secretary of the Annual Meeting prior to the voting of such proxy.

If your shares are not registered in your own name, you will need appropriate documentation from your stockholder of record to vote personally at the Annual Meeting. Examples of such documentation include a broker's statement, letter or other document that will confirm your ownership of shares of Rome Bancorp.

Solicitation of Proxies

Rome Bancorp will pay the costs of soliciting proxies from its stockholders. Directors, officers or employees of Rome Bancorp and Rome Savings may solicit proxies by:

    mail

    telephone; and

    other forms of communication.

We will also reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

Obtaining an Annual Report on Form 10-KSB

If you would like a copy of our Annual Report on Form 10-KSB and audited financials for the year ended December 31, 2004, which was filed with the Securities and Exchange Commission (the "SEC"), we will send you one (without exhibits) free of charge. Please write to our Corporate Secretary, Marion C. Scoville at Rome Bancorp, Inc., 100 W. Dominick Street, Rome, New York 13440-5810.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

There are no persons known to Rome Bancorp to "beneficially own" 5% or more of Rome Bancorp's common stock as of the Record Date. The following table shows the number of shares of Rome Bancorp's common stock beneficially owned by each director and executive officer and all directors and executive officers of Rome Bancorp as a group, as of the Record Date. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of common stock listed next to their name. The beneficial ownership information disclosed in the following table and the accompanying footnotes has been adjusted to reflect the three-for-two stock split paid to stockholders of record on May 29, 2003 and the exchange of all shares of common stock in the second-step conversion pursuant to an exchange ratio of 2.26784 per share.

Name	Position with Rome Bancorp(1)	Amount and Nature of Beneficial Ownership(2)(3)(4)(5)	Percent of Common Stock Outstanding(6)
Bruce R. Engelbert (7)	Director	106,879	1.11%
David C. Grow (8)	Director	87,456	*
Kirk B. Hinman (9)	Director	244,051	2.53%
T. Richard Leidig (10)	Director	95,142	*
Richard H. McMahon (11)	Director	110,316	1.14%
David C. Nolan	Treasurer and Chief Financial Officer	101,658	1.05%
Marion C. Scoville	Director	55,070	*
Charles M. Sprock (12)	Chairman, President and Chief Executive Officer	255,537	2.65%
Michael J. Valentine	Director	115,316	1.20%
All directors and executive officers as a group (13)		1,492,603	15.48%

* Less than one percent of the total outstanding shares of common stock.

  Titles are for both Rome Bancorp and Rome Savings.

  See "Principal Stockholders of Rome Bancorp" for definition of "beneficial ownership."

  The figure shown above includes shares held in trust pursuant to the Employee Stock Ownership Plan that have been allocated as of December 31, 2004 to individual accounts, as follows: Mr. Sprock 12,765 shares, Mr. Nolan 6,914 and Ms. Scoville 2,412 shares. Such persons have voting power, subject to the legal duties of the ESOP Trustee, but no investment power, except in limited circumstances, over such shares.

  Includes unvested restricted stock awards of 1,632 shares made to each outside director under the Rome Bancorp, Inc. 2000 Recognition and Retention Plan. Includes unvested restricted stock awards of 8,436 and 2,721 shares awarded to Mr. Sprock and Mr. Nolan, respectively, under the Rome Bancorp, Inc. 2000 Recognition and Retention Plan. Each recipient of a restricted share award has sole voting power, but no investment power, over the common stock covered by the award. The restricted stock will vest at the rate of 20% per year on each anniversary date of the grant, with accelerated vesting upon death, disability, retirement or change in control.

  Includes 11,157 shares of common stock which may be acquired by Mr. Grow and Ms. Scoville, pursuant to vested options granted to them under the Rome Bancorp, Inc. 2000 Stock Option Plan (the "Stock Option Plan"). Also includes 5,578 shares of common stock which may be acquired by Mr. Leidig and Mr. McMahon, pursuant to vested options granted to them under the Rome Bancorp, Inc. 2000 Stock Option Plan (the "Stock Option Plan"). Also includes, 16,736 and 3,719 shares of common stock which may be acquired by Mr. Valentine and Mr. Hinman, respectively, pursuant to vested options granted to them under the Stock Option Plan. Also includes 95,249 and 20,410 shares of common stock which Mr. Sprock and Mr. Nolan, respectively, may acquire pursuant to vested options granted to them under the Stock Option Plan.

  Based on a total of 9,642,246 shares of Rome Bancorp's common stock outstanding as of the Record Date.

  Includes 17,008 shares held in Mr. Engelbert's Individual Retirement Account and 22,496 shares held by Mr. Engelbert's spouse.

  Includes 24,152 shares held in Mr. Grow's Individual Retirement Account and 2,381 shares held individually by Mr. Grow's spouse.

  Includes 3,401 shares held in Mr. Hinman's Individual Retirement Account; 95,044 shares held jointly with Mr. Hinman's spouse; 5,401 shares held as custodian for a minor; and 110,044 shares held by Rome Strip Steel Co., Inc. of which Mr. Hinman serves as President.

  Includes 68,093 shares held individually by Mr. Leidig's spouse.

  Includes 6,803 shares held in Mr. McMahon's simplified employee pension plan.

  Includes 6,896 shares held individually by Mr. Sprock's spouse.

  The number of shares for all executive officers and directors as a group of eleven persons includes 272,099 shares held by the ESOP Trust that have not been allocated to eligible participants as of December 31, 2004, over which certain directors and executive officers may be deemed to have shared investment power, thereby causing such directors and executive officers to be beneficial owners of such shares. Each of such directors and executive officers disclaims beneficial ownership of such shares and accordingly, such shares are not attributed to them individually. The individual participants in the ESOP have shared voting power with the ESOP Trustee.

  DISCUSSION OF PROPOSALS RECOMMENDED BY BOARD

  PROPOSAL 1

  ELECTION OF DIRECTORS

  General

  The Board has nominated three persons for election as directors at the Annual Meeting. The nominees are currently serving on Rome Bancorp's Board of Directors. If you elect the nominees, they will hold office until the Annual Meeting in 2008, or until their successors have been elected.

  We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board. If for any reason these nominees prove unable or unwilling to stand for election, the Board will nominate alternates or reduce the size of the Board of Directors to eliminate the vacancy. The Board has no reason to believe that its nominees would prove unable to serve if elected.

  Nominees and Continuing Directors
Nominees	Age(1)	Term Expires	Position(s) Held with Rome Bancorp	Director Since(2)
Kirk B. Hinman	53	2008	Director	1994
Charles M. Sprock	65	2008	Chairman, President and Chief Executive Officer	1980
Michael J. Valentine	62	2008	Director	1993

Continuing Directors	Age(1)	Term Expires	Position(s) Held with Rome Bancorp	Director Since(2)
Bruce R. Engelbert	67	2007	Director	1982
David C. Grow	61	2007	Director	1993
T. Richard Leidig	73	2007	Director	1976
Richard H. McMahon	74	2006	Director	1969
Marion C. Scoville	74	2006	Director and Corporate Secretary	1994

  As of December 31, 2004.

  Includes service as a director of Rome Savings prior to the formation of Rome Bancorp in 1999.

The principal occupation and business experience of each nominee for election as director and each continuing director are set forth below. Unless otherwise indicated, each of the following persons has held his or her present position for the last five years.

Nominees

Kirk B. Hinman has served as the President of Rome Strip Steel Company, Inc. since 1989. He also serves on the board of Directors of Canterbury Printing Company of Rome, Inc., Lifetime Healthcare, Inc. and Utica First Insurance Company.

Charles M. Sprock is the Chairman of the Board, President and Chief Executive Officer of Rome Savings Bank and Rome Bancorp. He currently serves as director for the Institutional Investors Mutual Fund in New York City and the Canterbury Printing Company of Rome, Inc. in Rome, New York.

Michael J. Valentine is the President of Mele Manufacturing Company, Inc., which manufactures and imports products in the jewel case, stationery, custom packaging and sports flooring businesses.

Continuing Directors

Bruce R. Engelbert is a retired President of Engelbert's Jewelers, Inc., a retail jewelry business with one store in Rome and another in New Hartford, New York.

David C. Grow has been a partner at the law firm of McMahon and Grow since 1975. The firm serves as counsel to Rome Savings. He currently serves as director and Secretary for the Canterbury Printing Company of Rome, Inc. in Rome, New York and MGS Manufacturing Company, Inc. Mr. Grow also serves as President of The Rome Community Foundation.

T. Richard Leidig is self-employed as a business consultant. He served as Vice President of Administration of Rome Cable Corp. until retiring from that position in 1986.

Richard H. McMahon has been a partner at the law firm of McMahon and Grow since 1964. The firm serves as counsel for Rome Savings. He currently serves as a director of Central New York Abstract Corporation in Utica, New York.

Marion C. Scoville retired from Rome Savings in 2000 after 44 years of service. Ms. Scoville continues to serve as a director and the corporate secretary of Rome Bancorp.

Stockholder Communications with our Board of Directors

Stockholders may contact Rome Bancorp's Board of Directors by contacting Marion C. Scoville, Corporate Secretary, Rome Bancorp, Inc., 100 W. Dominick Street, Rome, New York, 13440-5810. All comments will be forwarded directly to the Board of Directors.

It is the policy of Rome Bancorp that all directors and nominees should attend the Annual Meeting. At the 2004 Annual Meeting, all members of the Board of Directors were in attendance.

The Board of Directors unanimously recommends a vote "FOR" all of the nominees for election as directors.

INFORMATION ABOUT BOARD OF DIRECTORS AND MANAGEMENT

Board of Directors

Rome Bancorp's Board of Directors currently consists of eight members. Rome Bancorp's Certificate of Incorporation provides that the Board shall be divided into three classes, as nearly equal in number as possible. The terms of three directors expire at the Annual Meeting.

The Board of Directors oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board of Directors does not involve itself in the day-to-day operations of Rome Bancorp. Rome Bancorp's executive officers and management oversee the day-to-day operations of Rome Bancorp. Our directors fulfill their duties and responsibilities by attending regular meetings of the Board which are held on a monthly basis. Our directors also discuss business and other matters with the Chairman, other key executives, and our principal external advisers (legal counsel, auditors, financial advisors and other consultants).

The Board of Directors held 12 regular meetings and 2 special meetings during the fiscal year ended December 31, 2004. Each incumbent director attended at least 75% of the meetings of the Board of Directors.

Committees of the Board

The Boards of Directors of Rome Bancorp and Rome Savings have established the following committees:

EXECUTIVE COMMITTEE

The Executive Committee exercises the powers of the Board of Directors in between Board meetings. It approves loans within Rome Savings' authority and reviews the loan portfolio.

Directors Engelbert, Grow, Valentine and Sprock currently serve as members of the committee. Mr. Sprock is the Chairman of the Committee. The Executive Committee met 24 times in the 2004 fiscal year.

MANAGEMENT COMMITTEE

The Management Committee assesses the structure of the management team and the overall performance of Rome Savings. It oversees executive compensation by approving salary increases and reviews general personnel matters such as staff performance evaluations.

Directors Engelbert, Hinman and Valentine serve on the committee. Mr. Valentine is the Chairman of the Committee. All members of the Management Committee are independent directors as defined under the National Associations of Securities Dealers' ("NASD") Manual. The Management Committee met 6 times in the 2004 fiscal year.

AUDIT COMMITTEE

The Audit Committee is chaired by Director Hinman, with Directors Leidig and Valentine as members. The Audit Committee oversees and monitors our financial reporting process and internal control system, reviews and evaluates the audit performed by our independent auditors and reports any substantive issues found during the audit to the Board. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of our independent auditors. The committee will also review and approve all transactions with affiliated parties. The Board of Directors of Rome Bancorp adopted a written charter for the Audit Committee, a copy of which was attached as Appendix A to the Proxy Statement filed with the SEC on March 31, 2004. All members of the Audit Committee are independent directors as defined under the NASD Manual and the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder. The Company believes that Director Hinman qualifies as an "Audit Committee Financial Expert" as that term is defined by applicable SEC regulations, and the Board of Directors has designated him as such. The committee met 5 times in the 2004 fiscal year.

Nominating/Corporate Governance Committee

The Nominating and Corporate Governance Committee meets to recommend the nomination of Directors to the full Board to fill the terms for the upcoming year or to fill vacancies during a term. The Nominating and Corporate Governance Committee will consider recommendations from stockholders if submitted in a timely manner in accordance with the procedures established in the Bylaws and will apply the same criteria to all persons being considered. Directors Leidig, Engelbert and Grow currently serve on the Committee with Director Leidig serving as Chairman of the Committee. All members of the Nominating and Corporate Governance Committee are independent directors as defined under the NASD Manual. The Nominating and Corporate Governance Committee met once during the 2004 fiscal year. The board of directors has adopted a written charter for the Nominating and Corporate Governance Committee, which was attached as Appendix B to the Proxy Statement filed with the SEC on March 31, 2004.

In accordance with our by-laws, recommendations or nominations of individuals for election to the Board at an annual meeting of stockholders may be made by any stockholder of record of Rome Bancorp entitled to vote for the election of directors at such meeting who provides timely notice in writing to the secretary. With respect to an election of directors to be held at an annual meeting of stockholders, to be timely, a stockholder's notice must be delivered to or received by the secretary not later than sixty (60) days in advance of such meeting if such meeting is to be held on a day which is within thirty (30) days preceding the anniversary of the previous year's annual meeting, or ninety (90) days in advance of the meeting if the meeting is to be held on or after the anniversary of the previous year's annual meeting. With respect to an election to be held at an annual meeting of stockholders held at another time, or at a special meeting of stockholders for the election of directors, a stockholder's notice must be received by the secretary by the close of business on the tenth (10th) day following the date on which notice of such meeting is first given to stockholders. The stockholder's notice to the secretary must set forth certain information regarding the proposed nominee and the stockholder making such recommendation or nomination. If a nomination is not properly brought before the meeting in accordance with Rome Bancorp's by-laws, the chairperson of the meeting may determine that the nomination was not properly brought before the meeting and shall not be considered. For additional information about Rome Bancorp's director nomination requirements, please see Rome Bancorp's by-laws.

It is the policy of the Committee to select individuals as director nominees who shall have the highest personal and professional integrity, who shall have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the stockholders. Stockholder nominees are analyzed by the Committee in the same manner as nominees that are identified by the Committee. The Company does not pay a fee to any third party to identify or evaluate nominees.

Kirk B. Hinman, Charles M. Sprock and Michael J. Valentine were each nominated by the non-management, independent directors that comprise the Nominating and Corporate Governance Committee. As of March 2, 2005, the Nominating and Corporate Governance Committee had not received any stockholder recommendations for nominees in connection with the 2005 Annual Meeting.

Audit Committee Report

The following Report of Rome Bancorp's Audit Committee is provided in accordance with the rules and regulations of the SEC. Pursuant to such rules and regulations, this report shall not be deemed "soliciting material," filed with the SEC, subject to Regulation 14A or 14C of the SEC or subject to the liabilities of section 18 of the Exchange Act.

Rome Bancorp, Inc. Audit Committee Report

Rome Bancorp's Audit Committee has reviewed and discussed the audited financial statements of Rome Bancorp for the fiscal year ended December 31, 2004 with management and Crowe Chizek and Company LLC, Rome Bancorp's independent auditors. Rome Bancorp's Audit Committee has discussed the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committee) with Crowe Chizek and Company LLC.

The Audit Committee has received the written disclosures and the letter from Crowe Chizek and Company LLC required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed Crowe Chizek and Company LLC's independence with respect to Rome Bancorp with Crowe Chizek and Company LLC.

Based on the review and discussions referred to in this audit committee report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Rome Bancorp's Annual Report on Form 10-KSB for the year ended December 31, 2004 for filing with the SEC.

ROME BANCORP, INC. AUDIT COMMITTEE

Kirk B. Hinman, Chairman

T. Richard Leidig

Michael J. Valentine

Principal Accountant Fees and Services

During the fiscal year ended December 31, 2004, Rome Bancorp retained and paid Crowe Chizek and Company LLC, its independent auditors, to provide audit and other services. During the fiscal year ended December 31, 2003, the Company retained KPMG LLP as its independent auditors. The following table displays the aggregate fees for professional audit services for the audit of the financial statements for the years ended December 31, 2004 and 2003 and fees billed for other services during those periods by our independent auditors.

Audit Fees

	2004	2003
Audit fees (1)	$ 73,800	$ 86,400
Audit related-fees (2)	0	9,500
Tax fees (3)	13,500	28,385
All other fees (4)	133,800	0
Total	$ 221,100	$124,365

____________________________

(1) Audit fees consisted of audit work performed in the preparation of financial statements as well as work generally only the independent auditors can reasonably be expected to provide, such as statutory audits.

(2) Audit related fees consist of fees for services that are reasonably related to the performance of the audit of the consolidated financial statements and are not reported under "Audit Fees." This category includes fees related to the retirement plan audit and Uniform Single Audit.

(3) Tax fees consisted of assistance with matters related to tax compliance and consulting.

(4) All other fees consisted of the following: $12,000 for purchase of proprietary software and $121,800 of fees related to work performed on the second step conversion.

Audit Committee Preapproval Policy

The Committee shall preapprove all auditing services and permitted non-audit services (including the fees and terms) to be performed for Rome Bancorp by its independent auditor, subject to the de minimis exception for non-audit services described below which are approved by the Committee prior to completion of the audit.

Exception. The preapproval requirement set forth above, shall not be applicable with respect to non-audit services if:

    the aggregate amount of all such services provided constitutes no more than five percent of the total amount of revenues paid by Rome Bancorp to its auditor during the fiscal year in which the services are provided;

    such services were not recognized by Rome Bancorp at the time of the engagement to be non-audit services; and

    such services are promptly brought to the attention of the Committee and approved prior to the completion of the audit by the Committee or by one or more members of the Committee who are members of the Board of Directors to whom authority to grant such approvals has been delegated by the Committee.

Delegation. The Committee may delegate to one or more designated members of the Committee the authority to grant required preapprovals. The decisions of any member to whom authority is delegated under this paragraph to preapprove activities under this subsection shall be presented to the full Committee at its next scheduled meeting.

The Audit Committee preapproved 100% of the services performed by Crowe Chizek and Company pursuant to the policies outlined above.

Directors' Compensation

Meeting Fees. Each non-employee director of Rome Bancorp receives an annual retainer equal to $8,000. In addition, the non-employee Chairmen of the Audit and Management Committees receive annual retainers of $5,000 and $2,000, respectively. Other non-employee members of the Audit Committee also receive an annual retainer of $2,500. Employee directors of Rome Bancorp do not receive fees for attendance at Board of Directors or committee meetings. Each non-employee director receives the following fees:

    fee of $800 per Board of Directors meeting attended;

    fee of $375 per Executive Committee meeting attended;

    fee of $325 per committee meeting attended for all other committees; and

    fee of $275 per conference attended.

Total directors' meeting and committee fees for fiscal 2004 were $213,925. Directors are also entitled to the protection of certain indemnification provisions in our Certificate of Incorporation and Bylaws.

Deferred Compensation Plan, Recognition and Retention Plan and Stock Option Plan. In addition, our directors are eligible to participate in The Rome Savings Bank Deferred Compensation Plan, the Rome Bancorp, Inc. 2000 Stock Option Plan and the Rome Bancorp, Inc. 2000 Recognition and Retention Plan. These benefit plans are discussed under "Benefit Plans," "Deferred Compensation Plan," "Stock Option Plan" and "Recognition and Retention Plan."

Executive Officers Who Are Not Directors

The following individuals are executive officers of Rome Bancorp and Rome Savings and hold the offices following their names. Biographical information and the business experience of each non-director executive officer of Rome Bancorp and Rome Savings is set forth below.

David C. Nolan, age 51, has served as the Treasurer and Chief Financial Officer of Rome Bancorp since its inception and Rome Savings since 1984. His experience at Rome Savings includes positions as the Chief Accounting Officer, Manager of the Asset Liability Committee ("ALCO"), and Manager of fixed income portfolios.

James F. Sullivan, age 57, is currently the Vice President and Senior Loan Officer of Rome Savings, an office which he has held since 1997. He is responsible in this capacity for Rome Savings' commercial loan portfolio.

D. Bruce Fraser, age 54, is currently the Vice President of Operations, an office which he has held since 1998. Mr. Fraser oversees the Human Resources, Security and Operations departments.

The Board of Directors annually elects the executive officers of Rome Bancorp and Rome Savings. The elected officers hold office until their respective successors have been elected and qualified, or until death, resignation or removal by the Board of Directors.

Executive Compensation

The following table sets forth cash and noncash compensation for the fiscal years ended December 31, 2004, December 31, 2003 and December 31, 2002 awarded to or earned by Charles M. Sprock, Rome Bancorp's President and Chief Executive Officer, and David C. Nolan, Rome Bancorp's Treasurer and Chief Financial Officer. No other officer's total annual salary and bonus for fiscal year end December 31, 2004 was in excess of $100,000.

Summary Compensation Table Annual Compensation
					Long-Term Compensation
	Annual Compensation				Awards Payouts
Name and Principal Positions	Year	Salary ($)	Bonus ($)	Other Annual Compen-sation ($)(1)	Restricted Stock Awards ($)	Shares Underlying Option Awards(#)	LTIP Payouts ($)(2)	All Other Compen-sation ($)(3)
Charles M. Sprock, Chairman, President and CEO	2004	250,000	50,000	6,500	--	--	--	40,847
	2003	250,000	30,000	5,500	--	--	541,669	50,035
	2002	250,000	20,000	5,500	--	--	--	29,945
David C. Nolan, Treasurer and Chief Financial Officer	2004	104,442	--	--	--	--	--	21,945
	2003	111,396	10,000	--	--	--	--	22,545
	2002	92,404	--	--	--	--	--	13,295

  Includes $4,500 for club memberships and the remaining amounts are for the use of an automobile.

  Payment reflects amount distributed from Supplemental Executive Retirement Plan which was terminated on September 5, 2003.

  Includes the following components for 2004: (1) $5,600 for Mr. Sprock and $3,190 for Mr. Nolan in employer contributions by Rome Savings to a 401(k) plan; (2) $10,655 for Mr. Sprock and $2,283 for Mr. Nolan as the premium cost for life insurance coverage under the group term insurance plan, which has no cash surrender value; (3) $24,592 for Mr. Sprock and $16,472 for Mr. Nolan representing the fair market value of the common stock which was allocated under the Employee Stock Ownership Plan to their respective accounts.

  Employment Agreement. Rome Bancorp has entered into an employment agreement with Charles M. Sprock to secure his services as Chairman, President and Chief Executive Officer. The employment agreement has a three-year term which will be automatically extended on a daily basis so that the remaining term will always be three years unless written notice of non-renewal is given by the Board of Directors of Rome Bancorp or Mr. Sprock. This agreement provides for a minimum annual salary of $250,000, and participation on generally applicable terms and conditions in other compensation and fringe benefit plans. It also guarantees customary corporate indemnification and errors and omissions insurance coverage throughout the employment term and for six years after termination. The agreement provides for the reimbursement of Mr. Sprock's ordinary and necessary business expenses, such as travel and entertainment expenses, but does not guarantee any specific executive perquisites, such as club memberships or automobile expenses.

  Rome Bancorp may terminate Mr. Sprock's employment, and he may resign, at any time with or without cause. However, in the event of termination by Rome Bancorp during the term without cause, we will owe Mr. Sprock severance benefits generally equal to the value of the cash compensation and fringe benefits that the executive would have received if he had continued working for an additional three years. In particular, Mr. Sprock would be entitled to: (i) a lump sum payment equal to the present value of the amount he would have earned in salary had he continued working an additional three years; and (ii) a lump sum payment equal to the present value of the additional contributions or benefits that he would have earned under the Rome Savings pension plan, 401(k) plan and ESOP had he continued to work an additional three years. The employment agreement also provides for the cash out of any stock options, appreciation rights or restricted stock as if Mr. Sprock were fully vested at the time of his termination and the continuation of coverage under the life, health, disability insurance plans of Rome Savings or Rome Bancorp for an additional three years. The same severance benefits would be payable if he resigns during the term following: (i) a loss of title, office or membership on the board of directors; (ii) material reduction in duties, functions or responsibilities; (iii) involuntary relocation of Mr. Sprock's principal place of employment to a location over 50 miles in distance from Rome Savings' principal office in Rome, New York; or (iv) other material breach of contract by Rome Bancorp which is not cured within 30 days. Mr. Sprock may resign for any reason following a change in control and collect severance benefits as if he had been discharged without cause. The employment agreement also provides certain uninsured death and disability benefits.

  Under the employment agreement, Mr. Sprock has agreed that in the event his employment terminates, either voluntarily or involuntarily, under circumstances in which he is not entitled to severance benefits, he will not compete with Rome Savings or take a position with any of its competitors within Oneida County, New York for a period of one year.

  If Rome Bancorp experiences a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of their assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under the employment agreement might constitute an "excess parachute payment" under current federal tax laws. Any excess parachute payment would be subject to a 20% federal excise tax payable by the executive. Neither Rome Savings nor Rome Bancorp could claim a federal income tax deduction for an excess parachute payment. The employment agreement requires Rome Bancorp to indemnify Mr. Sprock against the financial effects of such an excise tax.

  Change of Control Agreement. The Company entered into a three year change of control agreement with Mr. Nolan. The agreement, which calls for annual one year extensions, obligates the Company to pay Mr. Nolan severance benefits if he is terminated without cause following a change in control (as defined in the agreement) or if he resigns after a change in control following a loss of title, office or membership on the Board of Directors, material reduction in duties, functions, compensation or responsibilities, or involuntary relocation of his principal place of business to a location over 50 miles from Rome, New York. The severance benefits would be equal to three times Mr. Nolan's W-2 compensation in the year prior to that of the change in control.

  Benefit Plans

  Pension Plan. Rome Savings maintains a tax-qualified pension plan that covers substantially all employees who are age 21 or older and have at least one year of service. Rome Savings froze benefits under this tax-qualified pension plan as of December 2002. Rome Savings continues to maintain this plan to provide benefits to those individuals who were participants and had accrued a benefit prior to December 2002.

  Employee Stock Ownership Plan. This plan is a tax-qualified plan that covers substantially all employees who have at least one year of service and are age 21 or older. Rome Bancorp has lent this plan enough money to purchase 272,099 shares that are currently unallocated.

  Although contributions to this plan are discretionary, Rome Savings intends to contribute enough money each year to make the required principal and interest payments on the loans from Rome Bancorp. The plan has pledged the shares as collateral for the loans and is holding them in a suspense account.

  The plan will release a portion of the pledged shares annually, allocating the shares released each year among the accounts of participants in proportion to their salary for the year. For example, if a participant's salary for a year represents 1% of the total salaries of all participants for the year, the plan would allocate to that participant 1% of the shares released for the year. Participants direct the voting of shares allocated to their accounts. Shares in the suspense account will usually be voted in a way that mirrors the votes which participants cast for shares in their individual accounts.

  This plan may purchase additional shares in the future, and may do so using borrowed funds, cash dividends, periodic employer contributions or other cash flows.

  Benefit Restoration Plan. Rome Bancorp has also adopted a Benefit Restoration Plan for Mr. Sprock. This plan provides Mr. Sprock with the benefits that would otherwise be due to him as a participant in the 401(k) plan and the employee stock ownership plan if such benefits were not limited by certain provisions of the Internal Revenue Code. In addition, in the event Mr. Sprock retires prior to the end of the ESOP loan term, the plan will provide Mr. Sprock a benefit equal to the value of the shares of Rome Bancorp that would have been allocated to his account under the ESOP had he remained employed through the end of the ESOP loan term.

  Rome Bancorp has established an irrevocable "grantor trust" to hold assets for the payment of benefits under this plan. The assets of the trust are considered to be part of the general assets of Rome Bancorp and will be subject to the claims of its general creditors. Earnings on the trust's assets will be taxable to Rome Bancorp.

  Deferred Compensation Plan. Rome Savings has established The Rome Savings Bank Deferred Compensation Plan for the benefit of non-employee directors. Under the Deferred Compensation Plan, each non-employee director may make an annual election to defer receipt of all or a portion of his or her director fees received from Rome Bancorp and Rome Savings. The deferred amounts are allocated to a deferral account and credited with interest at an annual rate equal to the rate on the highest yielding one-year certificate of deposit issued by Rome Savings during the year or according to the investment return of other assets as may be selected by the Board of Directors.

  The Deferred Compensation Plan is an unfunded, non-qualified plan that provides for distribution of the amounts deferred to participants or their designated beneficiaries upon the occurrence of certain events such as death, retirement, disability or termination of employment (as those terms are defined in the Deferred Compensation Plan). Rome Savings has established an irrevocable "grantor trust" to hold assets for the payment of benefits under the Deferred Compensation Plan. The assets of the trust are considered to be part of the general assets of Rome Savings and will be subject to the claims of its general creditors. Earnings on the trust's assets will be taxable to Rome Savings.

  2000 Recognition and Retention Plan. The Rome Bancorp, Inc. 2000 Recognition and Retention Plan was adopted by our Board of Directors and approved by our stockholders on May 3, 2000. Article X of the Recognition and Retention Plan was subsequently adopted by our Board of Directors and approved by our stockholders on May 2, 2001. The Recognition and Retention Plan provides for the grant of restricted stock awards to certain officers, employees and non-employee directors of Rome Bancorp, Rome Savings or any affiliate approved by the administrative committee. These restricted stock awards ("Awards") constitute a right to receive a certain number of shares of common stock of Rome Bancorp upon the Award holder's satisfaction of certain requirements, such as completion of five years of service with Rome Bancorp, with accelerated vesting upon death, disability, retirement or change in control. As a general rule, if the Award holder fails to fulfill the requirements contained in the restricted stock award, the Award will not vest. Instead, the Award will be forfeited and canceled. The Recognition and Retention Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not a tax-qualified plan under the Internal Revenue Code.

  As required by the terms of the Recognition and Retention Plan, Rome Bancorp has established a trust and contributed certain amounts of money or property as determined by the Board, in its discretion. No contributions by participants will be permitted. The trustee will invest the assets of the trust primarily in the shares of our common stock that will be used to make restricted stock awards. The trust is not authorized to purchase more than 170,056 shares of common stock of Rome Bancorp and cannot purchase more than this number. The trust currently holds 50,316 shares available for future awards.

  The Recognition and Retention Plan is administered by the Board, which has broad discretionary powers under the plan. The Board has the authority to suspend or terminate the plan in whole or in part at any time by giving written notice to the administrative committee, but the Recognition and Retention Plan may not be terminated while there are outstanding Awards that will vest in the future.

  2000 Stock Option Plan. The Rome Bancorp, Inc. 2000 Stock Option Plan was adopted by our Board of Directors and approved by our stockholders on May 3, 2000. Article IX of the Option Plan was adopted by our Board of Directors and approved by our stockholders on May 2, 2001. The Option Plan provides for the grant, to certain officers, employees and outside directors of Rome Bancorp, Rome Savings or any affiliate approved by the administrative committee, of options to purchase common stock of Rome Bancorp ("Options") at a stated price during a specified period or term. If the Option is not exercised during its term, it will expire. The Stock Option Plan currently has 123,003 options reserved that may be granted in future. The Option Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not a tax-qualified plan under the Internal Revenue Code.

  The following table provides the value for "in-the-money" options, which represents the positive spread between the exercise price of any such existing stock options and the closing price per share of the common stock on the last trading day of the 2004 fiscal year, which was $29.00 per share. The disclosure contained in the following table has been adjusted to reflect the three-for-two stock split paid to stockholders of record on May 29, 2003.

2004 Fiscal Year End Options/SAR Values (1)
Name	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Securities Underlying Unexercised Options/SARS at Fiscal Year-End (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End ($) Exercisable/Unexercisable (2)
Charles M. Sprock	--	--	95,249/27,214	1,218,000/348,000
David C. Nolan	--	--	20,410/6,803	261,000/87,000

  All options were granted on June 28, 2000 and vest at the rate of 20% per year beginning on June 28, 2001.

  The closing price per share of common stock on the last trading day before the fiscal year ended December 31, 2004, was $12.7875, and all options have an exercise price of $2.1864 per share, which equals a spread of $10.6011 per share.

Transactions with Certain Related Persons

Rome Savings has made loans or extended credit to its executive officers and directors and also to certain persons related to executive officers and directors. All such loans were made by Rome Savings in the ordinary course of business and were not made on more favorable terms, nor did they involve more than the normal risk of collectibility or present unfavorable features. Residential mortgage loans are made to employees who are not offered a reduced rate. The mortgage loans have the same underwriting terms that apply to non-employee borrowers.

Rome Bancorp's authority to extend credit to directors, executive officers, and 10% stockholders, as well as entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the FRB and Regulation O of the FRB thereunder. Among other things, these provisions require that extensions of credit to insiders: (i) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and (ii) do not exceed certain limitations on the amount of credit extended to such persons, individually and in aggregate, which limits are based, in part, on the amount of Rome Bancorp's capital. Rome Bancorp intends that any transactions in the future between Rome Bancorp and its executive officers, directors, holders of 10% or more of the shares of any class of its common stock and affiliates thereof, will contain terms no less favorable to Rome Bancorp than could have been obtained by it in arm's-length negotiations with unaffiliated persons and will be approved by a majority of independent outside directors of Rome Bancorp not having any interest in the transaction.

We retain the services of the law firm of McMahon and Grow. David C. Grow and Richard H. McMahon, both directors of Rome Bancorp and Rome Savings and Trustees of Rome, MHC, are partners of McMahon and Grow. For 2004, we paid $40,968 in legal fees to this law firm.

All future affiliated transactions will be made or entered into on terms that are no less favorable to Rome Bancorp than those that can be obtained from an unaffiliated third party. All related party transactions are approved by the audit committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that Rome Bancorp's directors, executive officers, and any person holding more than ten percent of the Rome Bancorp's Common Stock file with the SEC reports of ownership changes, and that such individuals furnish Rome Bancorp with copies of the reports.

Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, Rome Bancorp believes that all of our executive officers and directors complied with all Section 16(a) filing requirements applicable to them.

CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS ON

ACCOUNTING AND FINANCIAL DISCLOSURE

Effective February 25, 2004, the Audit Committee terminated the engagement of our principal accountant, KPMG LLP ("KPMG") as Rome Bancorp's independent accountant, effective upon the completion of KPMG's audit of our consolidated financial statements for the year ended December 31, 2003.

The audit reports of KPMG on the consolidated financial statements of Rome Bancorp as of and for the years ended December 31, 2003 and 2002 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

During 2003 and 2002 and any subsequent interim periods through February 25, 2004, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to KPMG's satisfaction, would have caused it to make reference in connection with its report to the subject matter of the disagreement.

On February 25, 2004, the Audit Committee recommended, approved and appointed Crowe Chizek and Company LLC as our independent accountant to audit our consolidated financial statements for the fiscal year ending December 31, 2004. Effective as of that date, the Audit Committee formally engaged Crowe Chizek and Company LLC as Rome Bancorp's independent accountant for the fiscal year ending December 31, 2004.

We did not consult the newly engaged accountant regarding either the application of accounting principles to a specified transaction either completed or proposed, the type of audit opinion that might be rendered on Rome Bancorp's financial statements or any matter that was either the subject of a disagreement or a reportable event as described in Item 304(a)(1) of Regulation S-B.

PROPOSAL 2

RATIFICATION OF APPOINTMENT

OF INDEPENDENT AUDITORS

The Audit Committee has appointed Crowe Chizek and Company LLC to act as the independent public accountants for Rome Bancorp for the fiscal year ending December 31, 2004, and we are asking stockholders to ratify the appointment. Representatives of Crowe Chizek and Company LLC are expected to be present at the Annual Meeting to answer questions concerning the financial statements and to make a statement at the meeting.

Previously, KPMG LLP ("KPMG") served as the independent auditors of Rome Bancorp, Inc. Effective February 25, 2004, the Audit Committee of the Board of Directors of Rome Bancorp, Inc. terminated the engagement of KPMG as Rome Bancorp's independent auditors, effective upon the completion of KPMG's audit of Rome Bancorp's consolidated financial statements for the year ended December 31, 2003.

The audit reports of KPMG on the consolidated financial statements of the Registrant as of, and for, the years ended December 31, 2003 and 2002 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

During 2003 and 2002 and any subsequent interim periods through February 25, 2004, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to KPMG's satisfaction, would have caused it to make reference in connection with its report to the subject matter of the disagreement.

The Board of Directors unanimously recommends a vote "FOR" the ratification of the appointment of Crowe Chizek and Company LLC as independent auditors for Rome Bancorp.

ADDITIONAL INFORMATION

Information About Stockholder Proposals

If you wish to submit proposals to be included in our next proxy statement for the 2006 Annual Meeting of Stockholders, we must receive them by December 5, 2005, pursuant to the proxy solicitation regulations of the SEC. SEC rules contain requirements as to which stockholder proposals must be in the Proxy Statement. Any such proposal will be subject to 17 C.F.R. 240.14a-8 of the rules and regulations promulgated by the SEC.

By Order of the Board of Directors,

Marion C. Scoville

Corporate Secretary

Rome, New York

April 29, 2005

To assure that your shares are represented at the Annual Meeting, please complete, sign, date and promptly return the accompanying proxy card in the postage-paid envelope provided.